Exhibit 99.1
Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
INTERMUNE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2007
FINANCIAL RESULTS AND PROVIDES 2008 GUIDANCE
BRISBANE, Calif., February 7, 2008, — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the fourth quarter and year ended December 31, 2007. The company also provided 2008 financial guidance and milestones for its key development programs.
Results for the Fourth Quarter 2007
InterMune reported a net loss for the fourth quarter of 2007 of $25.8 million, or $0.66 per share, compared with a net loss of $21.5 million, or $0.64 per share, in the fourth quarter of 2006.
InterMune reported total revenue in the fourth quarter of 2007 of $9.6 million, compared with total revenue of $19.8 million in the fourth quarter of 2006. Total revenue in the fourth quarter of 2007 primarily consisted of Actimmune® revenue of $8.8 million, compared with $19.4 million in the same quarter of 2006, a decrease of approximately 55%, reflecting lower off-label physician prescriptions of Actimmune for the treatment of idiopathic pulmonary fibrosis (IPF), which InterMune does not promote. In March 2007, InterMune announced that its Phase 3 INSPIRE program for Actimmune in IPF had been discontinued, and that future Actimmune revenue was expected to decline.
Fourth quarter 2007 research and development (R&D) expenses of $25.0 million were 2% lower than in the fourth quarter of 2006, primarily due to closure of the INSPIRE trial. General and administrative (G&A) expenses were $6.6 million in the fourth quarter of 2007, compared with $10.4 million in the same period a year earlier, a decrease of 37%, reflecting reduced headcount and expenses associated with the March 2007 INSPIRE termination.
Fourth quarter 2007 expenses included a $6.2 million charge for acquired research and development in connection with InterMune’s buyout of future royalties and milestones that would have been due under the previous license agreement with Marnac, Inc. and co-licensor KDL GmbH for the development and commercialization of pirfenidone.
As of December 31, 2007, InterMune had cash, cash equivalents and available-for-sale securities of approximately $235.3 million, compared with $214.5 million at December 31, 2006.
In October 2007, Targanta Therapeutics completed an initial public offering of its common stock, which resulted in the conversion of InterMune’s interest in Targanta into approximately 3.0 million shares of Targanta common stock. As of December 31, 2007, InterMune recorded an unrealized gain of $5.7 million on 630,000 of those shares. The 630,000 shares met the criteria to be classified as available-for-sale, marketable equity securities as they are estimated to qualify for sale within one year.
Dan Welch, President and Chief Executive Officer of InterMune, said, “The fourth quarter was a period of significant progress for InterMune. During the quarter, we significantly improved the potential economics of pirfenidone by eliminating all future royalties and milestones associated with a previous license and we acquired additional pirfenidone intellectual property that we believe will extend the exclusivity period for pirfenidone.
Mr. Welch continued, “We also recently completed the first two dose cohorts in the important Phase 1b study of ITMN-191, our first experience with the compound in patients chronically infected with the hepatitis C virus, and recently announced that we are planning to advance ITMN-191 to a 14-day triple combination study with Pegasus® and ribavirin. We look forward to the next 12 months as a pivotal period for InterMune, during which we expect to report the Phase 1b data on ITMN-191, execute a 14-day triple combination study of ITMN-191 and report the results from the Phase 3 CAPACITY program for pirfenidone.”
Results for the Year Ended December 31, 2007
InterMune also reported financial results for the 12 months ended December 31, 2007. The net loss for the year was $89.5 million, or $2.52 per share, compared with a net loss of $107.2 million, or $3.22 per share in 2006.

Total revenue in 2007 was $66.7 million, compared with total revenue of $90.8 million in 2006, reflecting lower off-label revenues of Actimmune in IPF. Actimmune revenues totaled $53.4 million in 2007, compared with $90.3 million in 2006, a decrease of 41%. Revenue from the collaboration with Roche for the development of protease inhibitors, including ITMN-191, was $13.3 million for the full year 2007, consisting of a $10.0 million development milestone payment and $3.3 million in amortization of the $70 million in initial milestone payments, compared to $0.5 million in 2006. The Roche collaboration was initiated in October 2006.
R&D expenses were $105.8 million in 2007, or 2% higher, compared with $103.8 million in 2006. The increase was primarily due to the much larger number of patients in the two Phase 3 CAPACITY studies during 2007 and the conduct of the Phase 1a and 1b studies of ITMN-191, partially offset by reduced costs related to the discontinuation of the INSPIRE program. G&A expenses were $29.6 million in 2007, compared with $40.4 million in 2006, a decrease of 27%, reflecting the impact of cost reductions related to the closure of the INSPIRE trial for Actimmune.
InterMune recorded income from discontinued operations in 2007 of $5.0 million, reflecting a clinical-related milestone received from Valeant Pharmaceuticals related to Infergen®, which Valeant acquired from InterMune in December 2005.
In 2007, InterMune recorded approximately $10.2 million in charges for restructuring-related expense associated with the termination of the INSPIRE study in March. Approximately $6.8 million of the restructuring charges were related to the termination of an existing supply agreement with Boehringer Ingelheim Austria for the commercial and clinical supply of Actimmune.
Fourth Quarter and Recent Business Highlights
•	Pirfenidone: On November 26, InterMune announced that it had entered into agreements with Marnac, Inc. and with co-licensor KDL GmbH that will eliminate future royalty and milestone payment obligations for pirfenidone related to the 2002 license agreement. The principal terms of the new agreements were:
o	InterMune made total acquisition payments to the companies of $13.7 million. Of this total, a $7.5 million expense recorded in the third quarter of 2007 relating to the 2002 license agreement was applied to the acquisition payments for the new agreements. The $6.2 million balance of the acquisition payments for the new agreements was recorded in the fourth quarter of 2007.

o	Contingent acquisition payments associated with the new agreements of up to an additional $53.5 million would be made by InterMune only if positive Phase 3 data and registration in the United States and European Union are achieved.

o	In addition, InterMune acquired exclusive worldwide rights from Marnac to certain additional intellectual property for pirfenidone that was not licensed under the 2002 licensing agreement, including patents relating to the TNF-alpha activities of the compound.
•	ITMN-191: On January 7, 2008, InterMune reported the progress of its Phase 1b multiple-ascending-dose (MAD) clinical trial evaluating ITMN-191 (R7227) as monotherapy in patients with chronic hepatitis C virus (HCV) infection. InterMune reported that:
o	It had completed the first two dosage cohorts in the study, with total daily doses of up to 300mg, and that the safety and tolerability results of ITMN-191 were excellent.

o	That the trial had achieved its principal goals for viral kinetic performance, safety and tolerability to advance the program into a triple combination study with Pegasys® and ribavirin.

o	It expected to complete enrollment of the third dose cohort in the MAD study in January 2008. InterMune announced today that enrollment of that cohort was completed in late January and that data from the third cohort are not yet available to the company.

o	InterMune expects to begin a 14-day triple combination study of ITMN-191 with Pegasys® and ribavirin in the second quarter of 2008.
Guidance for 2008 Operating Expenses
InterMune today provided its forward-looking guidance with respect to operating expenses in 2008.
For the year ending December 31, 2008, R&D expense is anticipated to be similar to 2007 in a range of approximately $100 to $110 million, net of development cost reimbursements under the Roche collaboration. G&A expense is anticipated to be in a range of approximately $25 to $30 million.
Key Development Program Milestones
InterMune today noted the upcoming milestones with respect to its key development programs.

CAPACITY Program in IPF:
•	InterMune expects to announce top-line results of its Phase 3 CAPACITY program in IPF in January of 2009.
ITMN-191 Program in HCV:
•	In conjunction with its partner, Roche, InterMune has decided to complete a fourth cohort of the Phase 1b multiple-ascending-dose (MAD) study to further inform the planned 14-day triple therapy study and potential direct anti-viral combination studies in the future. Consequently, InterMune has decided to announce results from the first four cohorts of the Phase lb MAD study at or before the EASL meeting and/or the Digestive Disease Week meeting. These meetings will take place in April and May, respectively.

•	The company expects to initiate its 14-day triple combination study of ITMN-191 in combination with Pegasys® and ribavirin, in the second quarter of 2008. The study design and timeline will be shared at study initiation.

•	An Investigational New Drug (IND) application is expected to be filed by Roche for ITMN-191/R7227 in the second half of 2008 to gain FDA approval to study the compound in the United States.
Conference Call and Webcast Details
InterMune will host a conference call today at 4:30 p.m. EDT to discuss its financial results for the fourth quarter and full year 2007, its forward-looking financial guidance and its clinical development programs. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international), conference ID# 32601453. A replay of the webcast and teleconference will be available approximately three hours after the call.
To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.
The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID# 32601453. The webcast will remain available on the company’s website until the next earnings call.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes the Phase 3 program, CAPACITY, which is evaluating pirfenidone as a possible therapeutic candidate for the treatment of patients with IPF and a research program focused on small molecules for pulmonary disease. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 within the Roche research and development programs) in Phase 1b, a second-generation HCV protease inhibitor research program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated future financial results and product development. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.
Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 30, 2007 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) the risk that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and InterMune’s revenue is expected to continue to decline; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) reimbursement risks associated with third-party payors; (iv) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (v) risks related to significant regulatory, supply and competitive barriers to entry; (vi) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (vii) risks related to achieving positive clinical trial results; (viii) risks related to timely patient enrollment and retention in clinical trials; (ix) the results of the InterMune CAPACITY trials of pirfenidone may differ materially from those of the Shionogi & Co., Ltd. Phase 3 trial of pirfenidone; (x) the results as reported by Shionogi concerning their Phase 3 trial may differ from those published or presented in a peer-reviewed forum; and (xi) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.
Actimmune® is a registered trademark of InterMune, Inc. Each other trademark, trade name or service mark appearing in this news release belongs to its holder.
Financial tables follow
InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
Revenue, net
Actimmune	$8,809	$19,354	$53,420	$90,317
Collaboration revenue	818	467	13,272	467

Total revenue, net	9,627	19,821	66,692	90,784

Costs and expenses:
Cost of goods sold	2,058	8,551	14,109	24,608
Research and development	24,983	25,435	105,816	103,849
General and administrative	6,606	10,370	29,572	40,372
Acquired research and development	6,225	—	13,725	—
Provision for government settlement	—	—	—	36,944
Restructuring charges	—	—	10,246	—

Total costs and expenses	39,872	44,356	173,468	205,773

Loss from operations	(30,245)	(24,535)	(106,776)	(114,989)

Interest income	2,945	2,859	10,699	9,512
Interest expense	(696)	(599)	(2,881)	(1,542)
Other income (expense)	(111)	1,224	2,215	1,057

Loss from continuing operations before income taxes	(28,107)	(21,051)	(96,743)	(105,962)
Income tax benefit	(2,275)	—	(2,275)	—

Loss from continuing operations	(25,832)	(21,051)	(94,468)	(105,962)

Discontinued operations:
Income (loss) from discontinued operations	79	(405)	4,994	(1,244)

Net loss	$(25,753)	$(21,456)	$(89,474)	$(107,206)

Basic and diluted net loss per share:
Continuing operations	$(0.66)	$(0.63)	$(2.66)	$(3.18)
Discontinued operations	—	(0.01)	0.14	(0.04)

Net loss per share	$(0.66)	$(0.64)	$(2.52)	$(3.22)

Shares used in calculating basic and diluted net loss per share	38,753	33,680	35,493	33,277

InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31,	December 31,
	2007	2006
Cash, cash equivalents and available-for-sale securities	$235,292	$214,548
Other assets	27,150	43,035

Total assets	$262,442	$257,583

Total other liabilities	$26,299	$34,731
Liability under government settlement	30,642	33,116
Deferred collaboration revenue	66,261	59,533
Convertible senior notes	170,000	170,000
Stockholders’ equity (deficit)	(30,760)	(39,797)

Total liabilities and stockholders’ equity (deficit)	$262,442	$257,583

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